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                                                                EXHIBIT 10.11


                           SECOND AMENDMENT TO THE
                             BORDERS GROUP, INC.
                        MANAGEMENT STOCK PURCHASE PLAN


        The Borders Group Management Stock Purchase Plan (the "Plan") is hereby amended in the following particulars, effective as of August 28, 1997:

        1. Paragraph (m) of Article 2 of the Plan is hereby amended to read as follows:


                "Participant" shall mean a person who is eligible to receive a grant of Restricted Shares under Article 4 of the Plan or who is granted a right to purchase Restricted Shares under Article 16 of the Plan; all such grants and rights are sometimes referred to herein as purchases. Notwithstanding the foregoing or any other provision hereof, director level employees shall not be eligible to receive a grant of Restricted Shares under
                Article 4 of the Plan and shall not be deemed a Participant for purposes of purchasing Restricted Shares with his or her Annual Bonus."


      2.        Article 4 of the Plan is hereby amended to read as follows:

                "4.     Eligibility

                        Such officers and key employees of the Company and its
                Subsidiaries as are designated by the Committee from time to time as participants shall be Participants in this Plan; provided, however that, (i) director level employees who are granted one-time purchase rights under Article 16 shall not be required or permitted to acquire Restricted Shares with his or her Annual Bonus, and (ii) the Committee may delegate to the Chairman of the Board and/or President of the Company the coextensive authority to designate as a Participant any officer or key employee of the Company or its Subsidiaries who is not a
                Section 16 Person and to make grants to such Participants, including grants under Article 16 hereof. Each Participant (other than director level employees) is required to use at least 20 percent of his or her Annual Bonus (less applicable payroll deductions, which shall not include Federal Income Tax Withholding) to purchase Restricted Shares granted pursuant to, and subject to the terms and conditions of, this Plan, unless at least 20 percent of such Annual Bonus is being used to acquire Restricted Shares pursuant to "Management Stock Purchase Options" under the Stock Option Plan (as defined therein) At the election of any Participant (other than director level employees), he or she may use up to 100 percent of the Annual Bonus (less applicable payroll deductions, which shall not include Federal Income Tax Withholding) to purchase Restricted Shares granted pursuant to, and subject to the terms and conditions of, this Plan, to the extent that such Annual Bonus is not being used to acquire Restricted Shares pursuant to Management Stock Purchase Plan Options under the Stock Option Plan. The amount of the Annual Bonus used to purchased such Restricted Shares shall be calculated in accordance with the Company's Annual Bonus Plan. Since the Restricted Shares are "purchased" with part or all of the Annual Bonus or pursuant to the one-time purchase rights granted under Article 16, all




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                Restricted Shares acquired under this Plan are sometimes
                referred to herein as "purchases." Any election described in this paragraph shall be made in accordance with rules established by the Committee; provided, however, that any such election by a Section 16 Person must be made at least six months prior to the day the amount of the Section 16 Person's Annual Bonus is finally determined under the Annual Bonus Plan."


        3. Paragraph (a) of Article 16 of the Plan is hereby amended to read as follows:

        (a) GRANT OF PURCHASE RIGHTS. The Committee, or, to the extent permitted by Article 4 hereof, the Chairman of the Board and/or President, may grant a Participant who (i) is not a Section 16 Person, and (ii) did not receive Management Stock Purchase Options under the Share Option Plan, a one-time opportunity to use up to $1 million ($250,000 in the case of director level employees) to purchase Restricted Shares under this Plan. The Price of Restricted Shares acquired under this Article 16(a) shall be discounted 20% from its Fair Market Value on the date that the purchase rights are granted, provided, however, that
                (A) with respect to a Participant who was recently hired at the time that he or she was granted rights under this Article 16, the price shall be discounted 20% its this Fair Market Value on the date that the Participant commenced employment, and (B) with respect to a Participant who was recently promoted at the time that he or she was granted rights under this Article 16, the price shall be discounted 20% from its Fair Market Value on the date that the Participant's promotion was effective, unless, in either case, otherwise provided by the Committee or person granting the rights under this Article 16.



        4. Paragraph (e) of Article 16 of the Plan is hereby amended to read as follows:

        (e) TANDEM OPTION GRANTS UNDER SHARE OPTION PLAN. For each Share purchased pursuant to Article 16(a) hereof up to a number designated by the Committee or its delegate (which, with respect to director level employees shall not exceed 5,000), the Participant shall be granted a Tandem Option under the Share Option Plan to acquire a Share at the Fair Market Value on the date as of which the price of the Restricted Shares is determined under paragraph (a) above. A Tandem Option granted under the Share Option Plan pursuant to this Article 16(e) shall become exercisable no earlier than the date on which full and timely payment for the related Restricted Share purchase hereunder has been made pursuant to Article 16(c) hereof and to the extent the Participant shall fail to make such full and timely payment, a proportionate number of Shares underlying such option shall immediately be forfeited. The exercise price of any Non-Qualified option granted to a Participant at or about the time that he or she is granted rights under Article 16(a) hereof shall be the Fair Market Value on the date as of which the price of the Restricted Shares is determined under paragraph (a) above.


        This Amendment shall not affect, or in any manner inure to the benefit of, any Section 16 Person, as defined in the Plan. Without limiting the generality of the foregoing, no such person shall be eligible for the one-time purchase opportunity under Article 16 of the Plan, as added by this Amendment Except as herein amended, the Plan shall remain in full force and effect.


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                                          BORDERS GROUP, INC.

                                     BY:  George R. Mrkonic
                                          -------------------


                                    ITS:  Vice Chairman
                                          -------------------





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